Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces First Quarter 2017 Earnings Results

•	Quarterly revenue of $48.1 million consisting of:

•	Managed Services revenue of $44.1 million,

•	Systems Integration and Automation (SI&A) revenue of $4.0 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $2.0 million, $0.11 per share

•	Quarterly Adjusted EBITDA of $7.2 million

•	Quarterly Unlevered Free Cash Flow of $4.1 million after capital expenditures of $3.2 million

HOUSTON – May 8, 2017 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements, today reported results for the quarter ended March 31, 2017.

Quarterly revenue was $48.1 million representing a decrease of $4.7 million compared to the prior quarter and a decrease of $14.3 million compared to the prior year quarter. The revenue decrease compared to the prior quarter reflects a $3.1 million decrease in Managed Service revenue and a $1.6 million decrease in SI&A revenue. The decrease compared to the prior year quarter reflects a $10.3 million decrease in Managed Services revenue and a decrease of $3.9 million in SI&A revenue. Revenue continues to be impacted by previously announced reductions in offshore drilling.

GAAP net loss attributable to common stockholders was $2.0 million, or $0.11 per share, compared to net loss attributable to common stockholders of $3.8 million, or $0.21 per share, in the prior quarter and net loss attributable to common stockholders of $1.3 million, or $0.08 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $7.2 million compared to $9.4 million in the prior quarter and $10.7 million in the prior year quarter. The decrease compared to the prior quarter and prior year quarter was due primarily to decreased revenue partially offset by a reduction in ongoing operating expenses.

Capital expenditures were $3.2 million compared to $3.7 million in the prior quarter and $4.9 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $4.1 million compared to $5.7 million in the prior quarter and $5.8 million in the prior year quarter.

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In the quarter ended December 31, 2016, the Company recorded $0.6 million of restructuring charges, and recorded $2.3 million of revenue and $1.5 million of cost for equipment sales to a certain customer. In the quarter ended March 31, 2016, the Company recorded $1.9 million of executive departure costs, acquisition costs of $0.2 million, $0.3 million of CEO search costs, and ERP implementation costs of $0.4 million. The restructuring charges, acquisition costs and executive departure costs are added back to net loss in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “I am pleased with our team’s efforts during the quarter which, among other things, resulted in $4.1 million of Unlevered Free Cash Flow and further improvements to our balance sheet. Despite sluggishness in the offshore drilling market, we are encouraged by signs of recovery in the upstream sector as a whole, where during the first quarter, we recorded increases in the number of sites that we are serving. We continue streamlining the business, resulting in lower costs and better service consistency for our customers around the world.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 9, 2017, to discuss RigNet’s first quarter 2017 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filings for the year ended December 31, 2016 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of the TECNOR earn-out, stock-based compensation, merger/acquisition costs, executive departure costs, restructuring charges and non-recurring items.

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

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About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact

Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

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	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$48,072	$52,759	$62,341

Expenses:
Cost of revenue (excluding depreciation and amortization)	29,875	30,347	36,276
Depreciation and amortization	7,316	7,995	8,243
Selling and marketing	1,436	1,613	1,892
General and administrative	10,512	12,797	15,341

Total expenses	49,139	52,752	61,752

Operating income (loss)	(1,067)	7	589
Other income (expense), net	(506)	(584)	(954)

Income (loss) before income taxes	(1,573)	(577)	(365)
Income tax expense	(414)	(3,149)	(902)

Net loss	$(1,987)	$(3,726)	$(1,267)

Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(2,026)	$(3,765)	$(1,333)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.11)	$(0.21)	$(0.08)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.11)	$(0.21)	$(0.08)
Weighted average shares outstanding, basic	17,873	17,833	17,613
Weighted average shares outstanding, diluted	17,873	17,833	17,613

Unaudited Non-GAAP Data:
Adjusted EBITDA	$7,225	$9,357	$10,666
Unlevered Free Cash Flow	$4,065	$5,671	$5,761

15115  PARK  ROW  BLVD,  SUITE  300,  HOUSTON,  TEXAS   77084-4947  PHONE  281.674.0100  FAX  281.674.0101  http://www.rig.net

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(1,987)	$(3,726)	$(1,267)
Interest expense	619	668	668
Depreciation and amortization	7,316	7,995	8,243

(Gain) loss on sales of property, plant and equipment, net of retirements	37	11	(16)
Stock-based compensation	826	681	714
Restructuring costs	—	579	(632)
Executive departure costs	—	—	1,884
Acquisition costs	—	—	170
Income tax expense	414	3,149	902

Adjusted EBITDA (non-GAAP measure)	$7,225	$9,357	$10,666

Adjusted EBITDA (non-GAAP measure)	$7,225	$9,357	$10,666
Capital expenditures	3,160	3,686	4,905

Unlevered Free Cash Flow (non-GAAP measure)	$4,065	$5,671	$5,761

	March 31, 2017	December 31, 2016
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$55,239	$57,152
Restricted cash - current portion	40	139
Restricted cash - long-term portion	1,500	1,514
Total assets	224,733	230,972
Current maturities of long-term debt	8,539	8,478
Long-term debt	45,706	52,990

	Three Months Ended March 31,
	2017	2016
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$57,152	$60,468
Net cash provided by operating activities	8,806	1,890
Net cash used in investing activities	(3,784)	(8,361)
Net cash used in financing activities	(6,639)	(2,363)
Changes in foreign currency translation	(296)	345

Cash and cash equivalents, March 31,	$55,239	$51,979

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	1st Quarter 2017	4th Quarter 2016	3rd Quarter 2016	2nd Quarter 2016	1st Quarter 2016
Selected Operational Data:
Offshore drilling rigs (1)	173	175	194	211	232
Offshore Production	290	280	287	287	291
Maritime	124	122	128	105	107
International Land	104	104	101	99	101
Other sites (2)	304	240	238	236	287

Total	995	921	948	938	1,018

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(in thousands)
Managed Services
Revenue	$44,094	$47,188	$54,421
Cost of revenue	26,802	27,118	31,000
Depreciation and amortization	6,031	6,549	7,189
Selling, general and administrative	4,956	7,858	7,895

Operating income	$6,305	$5,663	$8,337

Adjusted EBITDA (non-GAAP measure)	$12,448	$12,091	$14,994

Systems Integration and Automation
Revenue	$3,978	$5,571	$7,920
Cost of revenue	3,073	3,229	5,276
Depreciation and amortization	587	585	29
Selling, general and administrative	470	524	921

Operating income (loss)	$(152)	$1,233	$1,694

Adjusted EBITDA (non-GAAP measure)	$435	$1,939	$(977)

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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15115  PARK  ROW  BLVD,  SUITE  300,  HOUSTON,  TEXAS   77084-4947  PHONE  281.674.0100  FAX  281.674.0101  http://www.rig.net